EXHIBIT 99.08



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       [FEDERAL DEPOSIT INSURANCE CORPORATION LETTERHEAD]



                         March 18, 1997


Baby Grand Corp.
160 E. Flamingo Road
Las Vegas, Nevada 89109

     RE:  PLEDGED SHARES OF DUNES HOTELS AND CASINOS INC.

Ladies and Gentlemen:

     Baby Grand Corp., a Nevada corporation ("Baby Grand"), has previously entered into that certain Baby Grand Pledge Agreement, dated as of November 30, 1989 (the "Baby Grand Pledge Agreement"), with the Federal Deposit Insurance Corporation, a corporation organized under the laws of the United States, acting in its corporate capacity, and as successor and assignee of Eurekabank, formerly known as Eureka Federal Savings and Loan Association (the "FDIC"). Concurrently with the execution of the Baby Grand Pledge Agreement, John B. Anderson and Edith Anderson (collectively, "Anderson") entered into that certain Debtor-Creditor Agreement (the "Debtor-Creditor Agreement") with the FDIC. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Baby Grand Pledge Agreement.

THE BABY GRAND PLEDGE AGREEMENT

     Pursuant to Sections 2 and 3 of the Baby Grand Pledge Agreement, Baby Grand pledged certain collateral (the "Pledged Collateral") as security for the fulfillment of all obligations of Anderson and the other Anderson Parties under the Settlement Documents, whether for payment of principal, interest, fees, expenses or otherwise, and all obligations of Baby Grand existing under the Baby Grand Pledge Agreement (collectively, the "Obligations").

     The Pledged Collateral included all of Baby Grand's right and interest, whether then existing or acquired after the execution of the Baby Grand Pledge Agreement, in and to the following:

     1.   All shares of common stock (the "Dune Shares") of Dunes
Hotels  and Casinos Inc. ("Dunes") then owned by Baby Grand  (the
"Pledged Dunes Shares");

     2.   The certificates representing the Pledged Dunes Shares;

     3. All dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any all or all of the Pledged
Dunes Shares; and

     4. All additional shares of stock of Dunes from time to time acquired by Baby Grand in any manner, and the certificates representing such additional shares, and all dividends, cash,

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instruments  and  other  property from  time  to  time  received, receivable or otherwise distributed in respect of or in exchange for any all or all of such Dunes Shares.

     The Pledged Dunes Shares included 1,280,756 shares of the common stock of Dunes.

     Section 7(b) of the Baby Grand Pledge Agreement provides, among other things, that upon the occurrence and during the continuance of an Event of Default or an event which, with the giving of notice of the lapse of time, or both, would become an Event of Default, all rights of Baby Grand to exercise the voting and other consensual rights pertaining to the Pledged Collateral, including the Pledged Dunes Shares, which it would otherwise be entitled to exercise pursuant to Section 7(a) of the Baby Grand Pledge Agreement, and to receive the dividends, distributions and interest payments which it would otherwise be authorized to receive (all of which amounts were to be immediately paid to the FDIC on behalf of Anderson) pursuant to Section 7(a) of the Baby Grand Pledge Agreement shall cease, and all such rights shall thereupon become vested in the FDIC, which shall thereupon have the sole right to exercise such voting and other consensual rights and to receive such dividends, distributions and interest payments and apply the same to the General Debt as required by the Debtor-Creditor Agreement. In addition, Section 12 of the Baby Grand Pledge Agreement provides for additional remedies upon the occurrence and continuation of an Event of Default. These additional remedies, include, without limitation, the right of the FDIC to sell the Pledged Dunes Shares upon and during the occurrence of an Event of Default.

THE DEBTOR-CREDITOR AGREEMENT

     Section 8.01 (a) of the Debtor-Creditor Agreement provides that the failure to make the payment of principal or interest on the General Debt, when and as the same shall become due and payable, whether at maturity thereof, on a date fixed for prepayment, or by acceleration or otherwise, shall, at the sole discretion of the FDIC, be deemed an Event of Default.

     Anderson has failed, and continues to fail, to make payments of principal and interest on the General Debt when the same became due and payable. On January 25, 1993 and again on February 12, 1993, Eurekabank (predecessor-in-interest to the
FDIC) sent, and Anderson and the Anderson Parties received, Notices of Default pursuant to Sections 8.01, 8.02(a) and 9.10 of the Debtor-Creditor Agreement, declaring Anderson in default of its obligations under, among other things, the Debtor-Creditor Agreement. On May 11, 1995, the FDIC sent, and Anderson and the Anderson Parties received, Notices of Default pursuant to Sections 8.01 8.02(a) and 9.10 of the Debtor-Creditor Agreement, declaring Anderson in default of its obligations under, among other things, the Debtor-Creditor Agreement. On August 28, 1996, judgment was entered in the matter of in FDIC V. JOHN B. ANDERSON, ET AL., Case No. CV-S-95-00679-PMP (LRL), by the United States District Court for the District of Nevada, wherein said Court specifically found that Anderson had failed, and continues to fail, to make payments of principal and interest on the General Debt when the same became due and payable and said Court, among other things, granted the FDIC judgment for specific performance of the Debtor-Creditor Agreement.

     An Event of Default under the Debtor-Creditor Agreement having occurred and continuing, notice is hereby given to Baby
Grand and Dunes that all rights of Baby Grand to

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exercise the voting and other consensual rights pertaining to the
Pledge Collateral, including the Pledged Dunes Shares, shall hereby cease, and all such rights are hereby vested in the FDIC, who shall hereby have the sole right to exercise such voting and
other   consensual   rights  and  to  receive   such   dividends,
distributions and interest payments with respect to the Pledged Collateral, including the Pledged Dunes Shares. The FDIC further reserves the right to demand of Dunes, or petition a court of competent jurisdiction to require, that a special meeting of the stockholders of Dunes be called to consider such matters as may be lawfully considered and acted upon at such meeting.

     The exercise by the FDIC of its rights under the Baby Grand Pledge Agreement shall not be deemed to be a waiver or in derogation of any right or remedy available to the FDIC, either pursuant to the Baby Grand Pledge Agreement, the Debtor-Creditor agreement, the Consent Judgment or otherwise, nor shall the exercise by the FDIC of any of its rights under the Baby Grand Pledge Agreement be deemed to be a waiver of any other rights or of any Event of Default and any failure by the FDIC to exercise any rights under the Baby Grand Pledge Agreement, the Debtor-Creditor Agreement, the Consent Judgment or otherwise shall not be deemed to be a waiver of or an acquiescence to any Event of Default.

     The application by the FDIC to the Nevada Gaming Commission for the approval of the exercise by the FDIC of its rights under the Baby Grand Pledge Agreement, the Debtor-Creditor Agreement, the Consent Judgment or otherwise shall not be deemed to be a waiver or in derogation of any right or remedy available to the FDIC, either pursuant to the Baby Grand Pledge Agreement, the Debtor-Creditor Agreement, the Consent Judgment or otherwise, nor shall the application by the FDIC to the Nevada Gaming Commission for such approval be deemed to be a waiver of any other rights or of any Event of Default and any failure by the FDIC to exercise any rights under the Baby Grand Pledge Agreement, the Debtor-Creditor Agreement, the Consent Judgment or otherwise shall not be deemed to be a waiver of or an acquiescence to any Event of Default.

                              Very truly yours,

                              Federal Deposit Insurance
                              Corporation

                              By:  /s/ R. Michael Flick
                              Name:  R. Michael Flick
                              Title:    Credit Specialist


cc:  John B. Anderson                    Dunes Hotels and Casinos Inc.
     Edith Anderson                      4045 South Spencer Street, #206
     c/o Anderson Farms                  Las Vegas, Nevada 89119
     Mace Blvd. and Road 32A
     Davis, California 95616

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  Dunes Hotels and Casinos Inc.          James Dale
  c/o CT Corporation                     c/o Anderson Farms
  1633 Broadway                          Mace Blvd. and Road 32A
  New York, NY 10019                     Davis, California 95616

  Dunes Hotels and Casinos Inc.          James Dale
  c/o Corporation Trust Co. of Nevada    c/o M&R Investment Co.
  One East First Street                  4045 South Spender Ave., #206
  Reno, NV 89501                         Las Vegas, NV 89119

  Larry L. Bertsch                       Joseph Burt
  229 Las Vegas Blvd. So., #206          c/o Maxim Hotel & Casino
  Las Vegas, Nevada 89101                160 E. Flamingo Road
                                         Las Vegas, Nevada 89101

  Vargas & Bartlett                      Theodore H. Latty
  3800 Howard Hughes Parkway, 7th Floor  Hughes Hubbard & Reed LLP
  Las Vegas, Nevada 89109                350 South Grand Ave., 36th Floor
  Attn:  Michael J. Bonner, Esq.         Los Angeles, California 90071

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